Exhibit 10.11
DEED NUMBER SEVEN (7)
DEED OF PURCHASE AND SALE
     In the city of San Juan, Puerto Rico, on the twenty-fifth (25) day of August, two thousand six (2006).
BEFORE ME
     Pilar Muñoz Nazario, attorney at law and notary public with authority to exercise in the Commonwealth of Puerto Rico with a place of residence and office in Ponce, Puerto Rico.
APPEARS
     AS PARTY OF THE FIRST PART: Bairoa River Park, Inc. a corporation organized under the laws of Puerto Rico, with Employer Identification Number sixty-six dash, zero five hundred and ninety-nine thousand seventy-eight (66-0599078) with its principal place of business in San Juan, Puerto Rico, represented in this act by Mr. Antonio Muñoz Grajales, of legal age, married, an executive and resident of San Juan, Puerto Rico. Mr. Muñoz Grajales is authorized to execute this deed pursuant to the Corporate Resolution of the eighteenth (18th) day of August of two thousand six (2006), by sworn statements numbered two hundred and fourteen (214) and two-hundred and eighty-six (286), before the notary publics Luis Javier Hernandez Ortiz and Francisco Villanueva Acevedo, respectively, which documents I have had in my presence during the execution of this act.
     Bairoa River Park, Inc. shall hereinafter be referred to as “Seller”.
     AS PARTY OF THE SECOND PART: FirstBank Puerto Rico (“FirstBank”) a banking institution organized under the laws of Puerto Rico, with Employer Identification Number sixty six, dash, zero one hundred and eighty-three thousand one hundred and three (66-0183103), with its principal place of business in San Juan, Puerto Rico. FirstBank, represented in this act by Mr. Dacio Pasarell Colón, of legal age, married, an executive and resident of San Juan, Puerto Rico, with social security number five hundred eighty-three, dash, zero seven, dash, two thousand seven hundred and eighty -

three (###-##-####). Mr. Pasarell is authorized to execute this deed pursuant to the Corporate Resolution of the seventh (7th) day of April of two-thousand six (2006) under testimony number one thousand eight hundred and fifty-five (1,855), before the notary public Miguel B. Hernández Vivoni, document which I have had in my presence during the execution of this act.
     FirstBank shall hereinafter be referred to as the “Buyer”.
I ATTEST AND GIVE FAITH
     That I identified Mr. Antonio Muñoz Grajales through his driver’s license number one million three hundred and fifteen thousand seven hundred and eighty (1315780) issued by the Commonwealth of Puerto Rico; and that I identified Mr. Dacio Pasarell Colón through his driver’s license number zero four-hundred and thirty-eight thousand four hundred thirty-eight (0438438) issued by the Commonwealth of Puerto Rico, shown to me as set forth in Article seventeen c (17 c) of the Notarial Law, for not knowing them personally, and based on their word I also attest and give faith as to their respective personal circumstances. The appearing parties assure me that they have, and in my judgment they do have, the necessary legal capacity to execute this deed, and therefore, they freely and voluntarily
STATE
     FIRST: The Seller is the owner in fee simple of the property described in overleaf sixty-six (66 v.) of volume one thousand two hundred nineteen (1,219) of Río Piedras, Registry of Property, Second Section of San Juan, property number eight thousand and thirty-six (8,036), [described in the Spanish language as follows]:
     “RUSTICA: Parcela de terreno radicada en Río Piedras, compuesta por tres punto cuatro mil setecientos noventa y uno cuerdas (3.4791 cdas.), equivalentes a una hectárea, treinta y seis (36) áreas, setenta y cuatro (74) centiáreas y treinta (30) centésimas de centiáreas y a trece mil seiscientos setenta y cuatro metros cuadrados con treinta décimas (13,674.30 m.c.). Colinda por el Norte, con terrenos de Don Manuel Rodríguez; por el Este, con el Ramal de la Carretera Insular número uno y en parte con la Autoridad de las Fuentes Fluviales de Puerto Rico; por el Sur, con una quebrada y con terrenos de Don Manuel Canino y en parte con la Autoridad de las Fuentes Fluviales de Puerto Rico; y por el Oeste, con el Río Piedras.
     Sobre esta parcela de terreno, enclava un edificio de dos (2) plantas de hormigón reforzado, con bloques de concreto y cimientos para un total de ocho (8) plantas,

dedicado a negocio. La planta primero del edificio tiene un área de cuarenta y cinco mil pies cuadrados (45,000 p.c.) y la segunda planta tiene un área total de cuarenta y cinco mil pies cuadrados (45,000 p.c.) también.
     SECOND: The above mentioned property was acquired by the Seller pursuant to Deed Number Twenty-Nine (29) of Purchase and Sale executed in San Juan, Puerto Rico, on June fifth (5), two-thousand one (2001), before notary public Luis Roberto Rodríguez Nevárez.
     THIRD: The property described above is by its origin, free and clear from liens and encumbrances.
     FOURTH: The above described property is subject to the following liens and encumbrances:
          a) A servitude over a parcel in this property in favor of the Commonwealth of Puerto Rico, pursuant to the Order of the Superior Court of Puerto Rico, Expropriations Division, case number “E” dash sixty-two dash, six-hundred fifty-four (E-62-654), of the seventeenth (17th) day of May, nineteen sixty-two (1962). Said servitude was transferred to Sewer and Aqueduct Authority, pursuant to the Resolution of the fourteenth (14th) day of October, nineteen sixty-three (1963) issued in the same case.
          b) A reciprocal servitude over this property as servient tenement and dominant tenement over the property number eleven thousand nine hundred and forty-four (11,944), property of Río Piedras Commercial, Inc., with the value of one dollar ($1.00), pursuant to Deed Number Twenty-Five (25), executed in San Juan, Puerto Rico, on January twenty-eight (28) of nineteen seventy-four (1974), before notary public Francisco Luis García Enchaustegui,, and registered at page one hundred seventy-seven (177) of volume nine hundred and sixty-one (961) of Río Piedras North, property number eight thousand and thirty-six (8,036), sixteenth (16th) inscription.
          Said servitude serves as the entrance for both properties.
          c) The property is subject to a mortgage guarantying a promissory note in favor of Banco Popular de Puerto Rico, or to its order in the principal amount of fourteen million-seven hundred thousand dollars ($14,700,000.00), due upon presentation, bearing an annual interest rate of two percent (2%) over the prime rate pursuant to Deed Number Twenty-Six (26) executed in San Juan on the fifth (5th) day of June, two thousand one (2001), before notary public Gustavo J. Umpierre Ponton. It was recorded in the Property Registry as the twenty-seventh (27th) inscription on page sixty-seven (67) of volume one thousand two hundred and nineteen (1,219) of Río Piedras, property number eight thousand and thirty-six (8,036).
     The Seller manifests that the principal balance of the mentioned mortgage has been reduced to thirteen million eight hundred and forty thousand five hundred and ninety-four dollars with nineteen cents ($13,840,594.19). In addition, the parties have showed to the notary public a Certification from Banco Popular de Puerto Rico with the date of August twenty-first (21st), two thousand six (2006), which indicates that the above mentioned amount is the present balance of the Mortgage. Such certification is signed by Mrs. Liza Lúgaro, Vice-President of the Corporate Banking Division.
     FIFTH: All of the above expressed is based on a title study done by Hato Rey Title Insurance Agency, Inc. and not by the Notary Public. Said study is dated the thirteenth (13th) day of July, two thousand six (2006).
     SIXTH: Today, the authorizing Notary Public has executed Deed Number six (6) with respect to the Rectification of Surface Area, which in accordance to a survey done it appeared that the property described had more surface area than that described in the Property Registry. As a result, description of the property is [in the Spanish language] as follows:
     “RUSTICA: Parcela de terreno radicada en Río Piedras, San Juan, Puerto Rico, con una cabida superficial de quince mil ciento cincuenta y dos metros cuadrados con seis mil setecientos cincuenta y una milésima de metro (15,152,6751 m.c.), equivalentes a tres cuerdas con ocho mil quinientas cincuenta y tres milésimas de otra (3.8553 cdas.); en lindes por el Noroeste, en varias alineaciones que totalizan ciento sesenta y cinco metros con seiscientos catorce centésimas de otro (165.614m), divididos en sesenta y nueve metros con cuatrocientos diez de otro (69.410 m), veintidós metros quinientos ochenta y cuatro de otro (22.584m) y setenta y tres metros con seiscientos veinte de otro (73.620 m), con terrenos de Don Manuel Rodríguez, hoy (físicamente Toyota de Puerto Rico); por el Este, en varias alineaciones que totalizan ciento dieciocho metros con treinta y una décima de otro (118.31 m), divididos en seis metros quinientos noventa y uno de otro (6.591 m), veintitrés metros novecientos setenta décimas de otro(23.970 m), doscientas centésimas de metro (.200 m), veintitrés metros novecientas sesenta y siete centésimas de otro (23.967 m)y cuatro metros con cuatrocientos cuarenta centésimas de otro (4.440 m)

que colindan con la Avenida Muñoz Rivera, y seis metros ciento noventa y ocho centésimas de otro (6.198 m), catorce metros seiscientos quince centésimas de otro (14.615 m), diecinueve metros quinientas setenta centésimas de otro (19.570 m) y dieciocho metros setecientos cincuenta y nueve de otro (18.759 m) que colindan con la Autoridad de Energía Eléctrica de Puerto Rico; por el Sureste, en varias alineaciones que totalizan ciento sesenta y siete metros con cuatrocientos setenta ocho de otro (167.478 m), divididos en diecisiete metros ciento treinta y siete de otro (17.137 m) con terrenos de Don Manuel Canino y en parte con la Autoridad de Energía Eléctrica de Puerto Rico, treinta y cinco metros con cuatrocientas setenta centésimas de otro (35.470 m), nueve metros con novecientos cuarenta y siete centésimas de otro (9.947 m) y dos metros con doscientos cinco centésimas (2.205 m) con terrenos de Don Manuel Canino, y cuatro metros con ciento cincuenta centésimas de otro (4.150 m), dieciocho metros con ochocientos treinta y dos centésimas de otro (18.832 m), siete metros con seiscientos sesenta y nueve centésimas de otro (7.669 m), seis metros con trescientos setenta y una centésimas de otro (6.371 m), catorce metros con setecientos setenta y ocho centésimas de otro (14.778 m), dos metros con quinientos setenta y ocho centésimas de otro (2.578 m), cuatro metros con novecientos veinte centésimas de otro (4.920 m), tres metros con novecientos cincuenta y dos ocho centésimas de otro (2.578 m), cuatro metros con novecientos veinte centésimas de otro (4.920 m), tres metros con novecientas cincuenta y dos centésimas de otro (3.952 m), nueve metros con trescientos dieciséis centésimas de otro (9.316 m), ocho metros con doscientos cinco centésimas de otro (8.205 m), tres metros con ochocientos veintiséis centésimas de otro (3.826 m), ocho metros con setecientos veintiocho centésimas de otro (8.728 m) y nueve metros con trescientas noventa y cuatro centésimas de otro (9.394 m) con una quebrada; y por el Oeste , en varias alineaciones que totalizan cientos dos metros con ciento cincuenta y dos centésimas de otro (102.152 m), divididos en nueve metros con setecientos sesenta y dos centésimas de otro (9.762 m), dos metros con quinientos cincuenta y ocho centésimas de otro (2.558 m), siete metros con ochocientos diecisiete centésimas de otro (7.817 m), tres metros con seiscientos ochenta centésimas de otro (3.686 m), cuatro metros con cuatrocientos ochenta y nueve centésimas de otro (4.489 m), quince metros con doscientos ochenta y cinco centésimas de otro (15.285 m), once metros con doscientos setenta y nueve centésimas de otro (11.279 m), dos metros con doscientos quince centésimas (2.215 m), dos metros con novecientos ochenta y tres centésimas de otro (2.983 m), dieciocho metros con treinta y seis centésimas de otro (18.036 m), veintidós metros con trescientos noventa y dos centésimas de otro (22.392 m) y un metro con seiscientos cincuenta centésimas de otro (1.650 m) con el Río Piedras.
     Sobre esta parcela de terreno, enclava un edificio de dos (2) plantas de hormigón reforzado, con bloques de concreto y cimientos para un total de ocho (8) plantas, dedicado a negocio. La planta primera de edificio tiene un área de cuarenta y cinco mil pies cuadrados (45,000 p.c.) y la segunda planta tiene un área total de cuarenta y cinco mil pies cuadrados (45,000 p.c.) también.”
     It is made known that in this act the Buyer was given a simple copy of the referenced deed.
     SEVENTH: The parties have agreed to the purchase and sale of the described property, under the following conditions:
TERMS AND CONDITIONS

     EIGHTH: The Seller does hereby sell, convey and transfer to the Buyer the property described in the SIXTH clause for the agreed upon and adjusted price of twenty-three million dollars ($23,000, 000), allocated in the following manner:
          a) thirteen million eight hundred and forty thousand five hundred and ninety-four dollars and nineteen cents ($13,840,594.19) that was reserved for the total cancellation of the mortgage, money that will be given, in this same act, to Banco Popular de Puerto Rico, through wire transfer in favor of Banco Popular de Rico for the above-mentioned amount.
     The Buyer recognizes and is warned that the notarial cancellation of said mortgage will be executed after the execution of this deed, but in the same act, so long as in the same act of execution Banco Popular de Puerto Rico will give to the Notary Public the original promissory note for the execution of the corresponding cancellation pursuant to Deed Number Eight (8).
          b) The remaining nine million one hundred fifty-nine thousand four hundred five dollars and eighty-one cents ($9,159,405.81), money which through this act the Buyer gives to the Seller through wire transfer in favor of Banco Popular de Puerto Rico. For which as evidence the Seller has given the Buyer a formal receipt and letter of payment to such effect.
     NINTH: The Seller promises to obtain from the mortgagee the corresponding liberation from the obligation that encumbers the property, leaving this property free from said encumbrance.
     TEN: The sale price expressed in paragraph eight includes some Trane brand air conditioners (“chillers”) and a Generac brand electric generator, equipment that is installed in the building object of the purchase and sale.
     ELEVENTH: Through the July eighteenth (18) two thousand six (2006) Administrative Order, notified on August second (2) two thousand six (2006), the Rules and Permits Administration (“ARPE”, [by its Spanish acronym]), in case number zero five, “A”, “A”, two dash, “C”, “E”, “T”, zero one dash, zero nineteen thirty-three

(05AA2 -CET01-01933), which is a reference to case number, zero five, “A”, “A”, two dash, “C”, “E”, “T”, zero zero dash, zero nineteen thirty-three (05AA2-CET00-01933) the plan for construction submitted by the Seller. Through this act, the Seller transfers the aforesaid permit to the Buyer. In the same manner, the Seller guarantees to the Buyer that the permit was validly obtained, that it is in full force and effect, and in virtue of the same can begin to construct, as soon as the plans for construction are prepared and certified, pursuant with what is set forth in the permit.
     The parties are aware that the Buyer has entered into this purchase and sale for the construction of the first phase of the project; in other words, the construction of an additional floor on the building of approximately forty-five thousand square feet (45,000 sq. ft.) and a building exclusively for parking which shall have approximately seven hundred and forty-six (746) parking spaces and that for said reason the validity of not only the permit, but transfer of the same to the Buyer is an essential condition of this purchase and sale contract. In the same manner, the Buyer recognizes all the requirements and recommendations included in the Administrative Order of the Rules and Permits Administration and commits to comply with them.
     TWELFTH: The Seller does not owe property taxes on the property in accordance with a certification to that effect shown to the Notary Public and examined by her, which was issued by the Municipal Revenues Collections Center (“CRIM” [by its Spanish acronym]), for the cadaster number zero eighty-seven, dash, zero twenty-one, dash, eight hundred thirty-seven, dash, ten, dash, zero zero one (087-021-837-10-001), from August seventeen (17), two thousand six (2006).
     The parties agree and manifest that the taxes that may be imposed in the future, from the date of execution of this deed, over the property will be paid by the Buyer. If any tax debt were to arise related to the property, with an earlier date than that of the execution of this deed, said debt will be paid by the Seller.
     THIRTEENTH: The Buyer acquires the property described in the SIXTH clause, and the Seller delivers it free of occupants. In other words, the Buyer expressly does not recognize any contracts, if any, that the tenants may have had with the Seller and, therefore, is neither obligated for the fulfillment of the same nor any agreement to which it may have arrived with the tenants.
     FOURTEENTH: The Buyer enters into possession and enjoyment of the property acquired by virtue of this deed. For its own part, the Seller obligates itself to cure as a result of eviction in compliance with the law.
     FIFTEENTH: The Seller guarantees and represents to the Buyer that there are no dangerous substances, contaminants, toxic materials, toxic wastes, nor any potential danger of contamination in the property, not only in the land, but also in the buildings erected on the land and that all use that has been given to the property in the past has been in compliance with the laws of environmental protection. The Seller will indemnify the Buyer and releases the Buyer of all responsibility (“hold harmless”) with respect to any claims, costs or losses that arise from directly or indirectly from the violation of any of the guarantees given in this clause or from the presence or suspected presence of any (upon proof of the presences of such substances), prior to the date of execution of this deed, of environmental contaminants in the property or under it. This limitation includes, but is not limited to, all the expenses incurred in any study or investigation of the land or of the building as a result of any cleaning that may have to be performed on the building or the land by request of any governmental agency. The indemnification must include all the costs related to the contaminated substances that flow or infiltrate in, on or under the property object of this purchase and sale.
     SIXTEENTH: The Buyer will be responsible of the notarial tariff of the first certified copy of the present deed. The Buyer will also be responsible of the registration fees of the deed of purchase and sale in the corresponding Property Registry.
     The Seller is responsible for the attorney’s fees and notarial tariffs of this deed. In addition, the Seller will be responsible for attorney’s fees and other costs related to the execution of the deed canceling the mortgage, such as the registration in the Property Registry of the previously mentioned deed.

     SEVENTEENTH: The parties agree to execute any deed to clarify or to correct, or deliver any document that would be necessary in order to register this transaction in the corresponding Property Registry.
ACCEPTANCE
     The appearing parties accept this deed in all of its parts as they find them in accordance with their wishes.
WARNINGS
     I, the Notary made to the appearing parties the necessary legal warnings, among which are the following:
          A. The meaning and the legal effects of the acts that have been expressed in this document and the appearing parties have been asked if they have any additional questions with respect to the deed and the direct and indirect consequences of the same.
          B. That this deed was executed in accordance with the title study of July thirteen (13), two thousand six (2006), prepared by Hato Rey Title Insurance Agency, Inc. and not by the appearing notary public. The appearing parties recognize that the notary public has explained the reach and meaning of what the title study sets forth and the parties manifest that to the best of their knowledge said certification reflects the reality about the ownership and encumbrances of the property to date hereof.
          C. The foregoing title study is not a title insurance policy and only reflects the reality of what is set forth in the Registry at the time of its preparation, that no matter how recent it was done, it does not close the Property Registry nor does it exclude the possibility that other documents related to this property could have been presented on a later date.
          D. Of the right that they have as owners to obtain title insurance that guarantees their title and indemnifies them in case that they suffer loss or reduction of their property right.

          E. The appearing Notary Public has warned the appearing parties of the convenience of presenting this deed at the Property Registry as soon as possible.
          F. The requirement of paying the Internal Revenue Stamps based on the sale price, in order to be able to record the deed in the Property Registry.
          G. The need and the duty to carry out the corresponding transfer of the title in the Municipal Revenues Collections Center (“CRIM” [by its Spanish acronym]), and the transfer of property tax of the Department of Treasury, and the consequences of sending the Informative Form with respect to the transfer of property to the Department of Treasury, that the parties have to sign under their responsibility, after verifying the information contained in it.
          H. About the content, reach and limitations of the payment receipts over the property taxes, issued by the corresponding Office of Valuation, and the risks that the Department of Treasury or said office issue bills for additional payments.
          I. The transaction which by virtue of the execution of this deed is formalized will be notified to the Department of Treasury Puerto Rico that in favor of the Commonwealth of Puerto Rico there is a preferred legal right reserved for the taxes over the property being sold.
          J. The appearing Notary Public has warned the parties, and specifically the Buyer that with the purchase price the balance of the cancellation of the mortgage previously mentioned in the deed is being paid, with a check shown to the appearing parties, which will be delivered to the mortgagee, with the purpose of canceling the mortgage that encumbers the property.
     In the same manner, it is clarified that simultaneously upon the execution of the deed, the mortgage encumbrance that affects the property will be canceled, through the execution of deed number eight(8) before the appearing Notary Public.
          K. If the property involved in this transaction is in a flood zone, any owner and/or occupant present and future, is obligated to by law to observe and comply with the requirements and dispositions of the Regulations of Zones Prone to Flooding, under warning that non-compliance with same it will result in an illegal act, in accordance with the disposition of section three of Law Eleven (11) of March eight (8), nineteen eighty-eight (1988) about flood zones. Title twenty-three (23) of the Puerto Rico Laws Annotated (“LPRA” [by its Spanish acronym]), section two hundred and twenty-five (225) subpart g; pursuant to which the appearing parties recognized being fully warned of this requirement and obligate themselves to faithfully fulfill it in case it is ever necessary.
          L. The Seller is obligated to deliver and cure the item which is the object of the purchase and sale. The responsibility to cure will expire in six (6) months from the date of delivery of the object being sold.
          M. In virtue of the responsibility to cure that is mentioned in the previous warning, the Seller will respond to the Buyer with respect to: (1) the legal and peaceful possession of the object being sold; (2) of the hidden defects or damages that it may have.
EXECUTION
     So it is executed before me by the appearing parties after having waived the right, that I made known to them that they had, of requesting that instrumental witnesses be present during the execution.
READING
     Read personally by the appearing parties, and finding it to their satisfaction, they ratified it and signed it before me, on the same day of its execution, placing as well their initials on the left margin of each page of this deed.
     Of everything contained in this instrument, such as affixing and canceling the corresponding Internal Revenue stamps and the notarial stamp, I, the appearing Notary Public that signs and sets forth her rubrics and seal.
I GIVE FAITH
/s/ Antonio Muñoz Grajales
Appearing Party

/s/ Dacio Pasarell
Appearing Party
/s/ Pilar Muñoz Nazario
Attorney and Notary Public